EXHIBIT 10.28
NORTHRIM BANK
EXECUTIVE INCENTIVE PLAN
November 3, 1994

NORTHRIM BANK ANNUAL
EXECUTIVE INCENTIVE PLAN
TYPE OF PLAN
Criteria Incentive Plan
PLAN YEAR
January 1 — December 31
PLAN ADMINISTRATION
The plan will be administered by the Compensation Committee (“Committee”) of the Board of Directors of Northrim Bank (“Bank”).
PLAN PARTICIPATION
Participation in the plan is limited to members of management whose performance has a significant impact on the success of the Bank.
Participants in the incentive plan must be recommended by the Chairman of the Board or President and approved by the Committee prior to each plan year.
The minimum factors to be used in evaluating and recommending individuals for plan participation are as follows:
•	Head of a department or equivalent responsibilities.

•	Significant impact on the bottom line of the Bank.

•	Management responsibility.

•	Record of superior performance and initiative to surpass expectation.

•	This is an earned benefit and will not necessarily be made to newly hired or promoted managers who might otherwise be qualified for plan inclusion.

INCENTIVE AWARD AMOUNTS
Each plan participant will be assigned an incentive award amount established as a percent of their base salary. Base salary is the annual salary in effect at the close of the plan year, prior to any deductions, such as for 401(K), salary deferral, etc. Award amounts will be based on the participants’ officer title and their corresponding level of responsibilities.
There will be three tiers of incentive award amounts as follows:
TIER 1

Participants:	President and Chairman.

Minimum	Target	Maximum
15% Award	30% Award	40% Award
TIER 2

Participants:	Senior Vice Presidents and certain Vice Presidents depending on the scope and impact of their positions.

Minimum	Target	Maximum
10% Award	25% Award	35% Award
TIER 3

Participants:	Vice Presidents and certain Assistant Vice Presidents depending on the scope and impact of their positions.

Minimum	Target	Maximum
5% Award	15% Award	25% Award
The listed award amounts are earned by the plan participants at the completion of the plan year, if the performance standards achieved for the criteria listed in the following section are met by the Bank. If the Bank fails to meet the minimum criteria standards listed, then no award amounts would be made for those criteria for the plan year. Individual performance measures may be instituted in certain cases and would be in addition to the bank-wide criteria.

PERFORMANCE CRITERIA AND STANDARDS
Before any incentive award amounts are awarded, the Bank must meet certain criteria and standards of performance. The following criteria have been selected because they impact the financial success of the Bank, and contribute to the overall safety and soundness of the Bank’s operation.
PERFORMANCE CRITERIA
•	Return on equity

•	Return on assets

•	Net income

•	Balance sheet growth

•	Safety & Soundness
Definitions for the criteria are expanded as follows:
Return on Equity- Net income (as defined) divided by average equity for the calendar year.
Return on Assets- Net income (as defined) divided by average assets for the calendar year.
Net Income- After-tax income from the annual financial plan inclusive of the Bank’s mandatory 401(K) match but exclusive of any discretionary 401(K) matches or incentive awards under the Executive Incentive Plan.
Balance Sheet Growth- The percentage change in total assets from one calendar year-end to the next. Assets acquired from mergers or acquisitions are excluded from the growth factor.
Safety and Soundness- This will be comprised of both a liquidity measure and an asset quality measure. There is a threshold that the liquidity measure must first meet in order for any award to be paid from this criterion. Asset quality performance will dictate the level of award.
Liquidity- Calculated in accordance with Alaska Regulations 3 AAC 02.110. Reserves Against Deposits. This ratio of liquidity to deposits would need to equal or exceed 18% as measured by an average of the four calendar quarter-ends for the plan year.
Asset Quality- The sum of: loans delinquent 30 days or more, non-accrual loans and OREO divided by total loans and OREO. This criterion would be an average of the first three quarter-end results for the plan year (March 31, June 30, and September 30). Peer group would be the sum of all Alaska banks from information provided by the Alaska Division of Banking on a quarterly basis, or a similar report that provides comparable data.
Performance standards for each criterion are established to provide the “window” for payment of the incentive award amounts as follows:

Levels of
Business	Performance Criteria
Achievement—				Balance	Safety &
Amounts Paid	ROE	ROA	Net Income	Sheet Growth	Soundness
Minimum:
No awards	<= 11%	>= 1.0%	>= 90%	>= 10%	>= 100
below this level
of achievement	< 12%	< 1.2%	< 100% of budget	< 15% over preceding year	<125% of peer
Target:
Business	>= 12% to	>= 1.2%	>= 100%	>= 15%	Between >= 75%
performance level at which competitive awards are made	< 15%	to < 1.5%	< 120% of budget	< 20% over preceding year	to < 100% of peer
Maximum: Level at which the maximum award achievable is paid out	>= 15%	>= 1.5%	>= 120% of budget	>= 20% over preceding year	<= 75% of peer
It is intended that the plan criteria and standards should undergo annual review, upon adoption of the annual business plan, to ensure their effectiveness is supporting the strategic plan of the Bank and maximizing shareholder returns.
The performance standards for each criterion may be weighed to reflect their specific value at the various award levels. Standards are assumed to be equally weighted unless the Committee establishes otherwise.
Awards are earned when the performance standards set for each criterion are met or exceeded at the various award levels.
For example, let us assume that Participant X earns $60,000 a year and is in Tier 3 for award amount percentages. Additionally, let us also assume that for Performance Year 20XX the Bank had an ROE of 11%, an ROA of 1.2%, achieved 80% of budget, had balance sheet growth of 20% over the preceding year, asset quality was equal to peer and reserves were 21% of deposits.

Participant X’s incentive award for Performance Year 20XX would be calculated as follows:

	20XX	Award		Award		20XX
Criteria	Results	Level	Award %	Weight	Salary	Award
ROE	11.0%	Minimum	5%	x 20%	x 60,000	= $600.00

ROA	1.2%	Target	15%	x 20%	x 60,000	= 1, 800.00

Net Income	80.0%	—	—	x 20%	x 60,000	= —

Growth	10.0%	Maximum	25%	x 20%	x 60,000	= 3,000.00

Safety & Soundness	100.00%	Minimum	5%	x 20%	x 60,000	= 600.00

				100%		$6,000.00

PAYMENT OF AWARDS
Any earned award amounts will be paid in cash upon completion of the CPA audit for the plan year and Committee approval.
Awards can only be paid if the Bank meets or exceeds the “adequately capitalized” risk based capital standards at year end. If the Bank is not in compliance, cash awards will be deferred until such time as capital has been restored to those standards.
INCENTIVE AWARD LIMITATIONS
The total payment made to plan participants for any plan year shall be the lesser of (i) the total awards that would have been paid to participants based on the achievement of the target standards for all criteria listed in the plan and the accompanying percentage of salary awards, or (ii) 10% of net income after tax, including the Bank’s mandatory 401(k) match but excluding any awards paid as part of this plan, or discretionary 401(k) matches.
If the funding in any plan year is limited to the 10% of net income figure, then individual participant awards will be based on the following ratio:
•	The individual’s award if no restriction existed

•	/ (divide) the total awards if no restrictions existed

•	* (multiply) 10% of net income after tax calculated in (ii) above
Example:
Participant X would have received a target bonus for plan year 20XX of $20,000. However, due to the fact that 10% of net income after tax ($78, 684) was less than the targeted amount that would have been paid to all participants ($187,000), Participant X’s award would be limited to:
$20,000 / $187, 000 * $78, 684 = $8, 415

Deferred Payment
Each participant shall have an opportunity to defer receipt of an award pursuant to the terms and conditions of the Northrim Bank Deferred Compensation Plan.
DISCRETIONARY AWARDS
The Chairman or President of the Bank may recommend to the Committee any other member of the organization for a discretionary award to recognize superior accomplishments. This could include payments to newly promoted or hired senior managers who would normally be included in the plan, but who have been with the Bank less than one year.
APPLICABLE LAW
This Executive Incentive Plan is adopted by the Bank in the State of Alaska, and is to be construed and interpreted in accordance with the laws of the State of Alaska.

NORTHRIM BANK

By:	/s/ R. Marc Langland
Its:	President

Adopted by the Board of Directors of Northrim Bank on November 3, 1994.